Exhibit 99.01

Neuralstem Announces a 1-for-20 Reverse Stock Split

GERMANTOWN, Md., July 16, 2019 -- Neuralstem, Inc. (Nasdaq: CUR), a biopharmaceutical company focused on developing novel treatments for nervous system diseases, today announced a reverse stock split of its shares of common stock at a ratio of 1-for-20. The reverse stock split will become effective on Wednesday, July 17, 2019 after market close and shares of Neuralstem Inc. common stock will trade on a post-split basis on the Nasdaq Capital Market under the Company’s existing trading symbol, “CUR,” at the market open on Thursday, July 18, 2019.

The reverse stock split enables Neuralstem to regain compliance with the $1.00 minimum bid price condition of the NASDAQ Capital Market continued listing requirements.

At the effect time of the reverse stock split, every twenty (20) shares of Neuralstem common stock will be combined into one (1) share of common stock. This will reduce the Company’s issued and outstanding common stock from 21,337,491 shares to approximately 1,066,875 shares. Fractional shares will be rounded up to the nearest whole share and proportional adjustments will be made to the Company's outstanding stock options, warrants and equity incentive plans. The reverse stock split will not materially affect any stockholder's ownership percentage of the Company's common stock.

Additional information regarding Neuralstem Inc.’s reverse stock split is available in the definitive proxy statement, filed on April 29, 2019, and the Current Report on Form 8-K to be filed on July 17, 2019 with the U.S. Securities and Exchange Commission.

About Neuralstem

Neuralstem is a clinical-stage biopharmaceutical company developing novel treatments for nervous system diseases of high unmet medical need. The Company has two lead development candidates:

•	NSI-566 is a stem cell therapy being tested for treatment of paralysis in stroke, Amyotrophic Lateral Sclerosis (ALS) and chronic spinal cord injury (cSCI)
•	NSI-189, is a small molecule in clinical development for major depressive disorder and in preclinical development for Angelman syndrome, irradiation-induced cognitive impairment, diabetic neuropathy, and stroke

Neuralstem's diversified portfolio of product candidates is based on its proprietary neural stem cell technology.

Cautionary Statement Regarding Forward Looking Information

This news release contains "forward-looking statements" made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and may often be identified by words such as "expect," "anticipate," "intend," "plan," "believe," "seek" or "will." Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Specific risks and uncertainties that could cause our actual results to differ materially from those expressed in our forward-looking statements include risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the Annual Report on Form 10-K for the year ended December 31, 2018 filed with the Securities and Exchange Commission (SEC), and in other reports filed with the SEC. We do not assume any obligation to update any forward-looking statements.

Contact:
Josh Barer
Hibiscus BioVentures
josh@hibiscusbio.com